EXHIBIT 99.1

Pure Cycle Corporation Announces
Fiscal 2006 Financial Results

Thornton, Colorado — November 21, 2006 — Pure Cycle Corporation (the “Company”) (NASDAQ Capital Market: PCYO) today announced results for the three fiscal years ended August 31, 2006.

The Company posted net losses of approximately $792,900 ($.05 per share), $1,050,900 ($.08 per share), and $1,975,700 ($.22 per share) for the years ended August 31, 2006, 2005 and 2004, respectively. The Company had revenues of approximately $271,700, $234,700 and $205,000 for the respective periods. The Company’s net losses have decreased over the three year period due mainly to higher water usage fees during 2006 and 2005 due to below average precipitation resulting in higher water sales, increases in water usage rates and lower salary and related costs due to the Company’s former CEO retiring in November 2004. Additionally, in fiscal 2006 the Company recorded approximately $390,900 of gain related to the extinguishment of debt and the acquisition of certain contingent interests. These favorable items were offset by the Company recording approximately $209,600 of stock-based compensation expense pursuant to Financial Accounting Standards No. 123 (revised 2004) and professional service fees and director fees increased approximately $34,700.

The Company’s financial position as of August 31, 2006 was dramatically enhanced by the acquisition of Arkansas River water rights and various related assets for consideration of equity and contingent payments based on water tap sales. This resulted in an increase to the Company’s investments in water and water systems of approximately $102.6 million and an increase in the Company’s liabilities of approximately $80.7 million (this is comprised of $66.1 million for a tap participation fee whereby the Company will pay the seller 10% of the tap fees received on the sale of the next 40,000 water taps and $14.6 million related to an indirect guarantee of notes that were retained by the seller). The Company intends to develop this water for use along the Front Range of Colorado. Additional financial highlights are presented below.

The Company’s President, Mark W. Harding, will host a conference call to discuss the financial results as described below.

CALL INFORMATION

What:	Fiscal 2006 earnings call
When:	Wednesday November 29, 2006 - 2:00 pm Mountain
To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.

To Participate:	Dial toll free: (877) 407-9210
also log-on to our website to view the slides.

REPLAY INFORMATION

The call will be available for replay until 9:59 pm Mountain on December 6, 2006, and will be available on the Company’s Website through January 15, 2007:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	219734

For questions, please contact Investor Relations at info@purecyclewater.com.

FINANCIAL HIGHLIGHTS

Results of Operations

	Fiscal years ended August 31,
	2006	2005	2004
Total revenues	$271,700	$234,700	$205,000
Total cost of revenues	(73,900)	(63,200)	(60,600)
Gross margin	197,800	171,500	144,400

Total operating expenses	(1,556,600)	(1,322,500)	(799,000)
Other income (expense)	565,900	100,100	(1,321,100)

Net loss	$(792,900)	$(1,050,900)	$(1,975,700)

Weighted average shares outstanding (basic and diluted)	14,693,585	13,674,156	8,879,771
Loss per share	$(0.05)	$(0.08)	$(0.22)

Financial Position Data

	August 31, 2006	August 31, 2005
Current assets	$3,121,400	$5,740,300
Total assets	$129,301,800	$26,046,500

Current liabilities	$380,100	$689,400
Total liabilities	$89,234,900	$10,693,700

Total stockholders’ equity	$40,066,900	$15,352,700

Company Information

Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area.  These services include the design, construction, operation and maintenance of water and wastewater systems utilizing the valuable water supplies that we own.

Additional information about Pure Cycle is available at www.purecyclewater.com, or you may contact Mark Harding, at 303-292-3456.